Exhibit 11

MVB Financial Corp

Statement RE: Computation of Per Share Earnings:

For the Year Ended December 31,

			Earnings per Share
	Shares	Earnings	Basic	Fully Diluted
2001
Outstanding shares	543,677	$147,408	$0.271
Exercisable options	8,848

Total shares	552,525	$147,408		$0.267

2002

Shares outstanding:
January thru October	543,677
November and December	708,025
Average shares outstanding	571,068	$400,248	$0.701
Exercisable options	18,070

Total shares	589,138	$400,248		$0.679

2003

Outstanding shares	708,025	$781,322	$1.104
Exercisable options	27,293

Total shares	735,318	$781,322		$1.063

For the Nine-Month Period Ended September 30,
			Earnings per Share
	Shares	Earnings	Basic	Fully Diluted
2003
Outstanding shares	708,025	$549,132	$0.776
Exercisable shares	27,293

	735,318	$549,132		$0.747

2004
Outstanding shares	743,060	$735,752	$0.990
Exercisable options	36,510

Total shares	779,570	$735,752		$0.944